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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          IMC INORGANIC CHEMICALS INC.


          IMC INORGANIC CHEMICALS INC., a corporation organized and existing under the laws of the State of Delaware, HEREBY CERTIFIES AS FOLLOWS:

          1. The name of the corporation is IMC Inorganic Chemicals Inc. (the "Corporation").

          2. The certificate of incorporation of the corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

          "FIRST: The name of the corporation is Compass Minerals Group, Inc.
           -----
(hereinafter sometimes called the "Corporation")."

          3. The amendment to the Corporation's certificate of incorporation set forth in this certificate of amendment has been duly adopted by this Corporation's board of directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the President, Robert F. Clark, this 28/th/ day of November, 2001.



                                                     ___________________________
                                                     Name:  Robert F. Clark
                                                     Title: President